NEWS RELEASE

FOR IMMEDIATE RELEASE

Adams Golf Announces Changes in Directors

PLANO, TEXAS, November 6, 2007 - Adams Golf, Inc. (OTCBB:ADGO) today reported that on November 2, 2007, Stephen R. Patchin and Paul F. Brown, Jr. each resigned as a director of the Company. On November 5, 2007, Adams Golf elected John M. Gregory and Joseph R. Gregory as directors to fill the board positions vacated by Messrs. Patchin and Brown.

"We would like to thank Steve and Paul and the Royal Holding Company family for their initial investment in Adams Golf and their service as directors," stated Mr. Chip Brewer, President and CEO of Adams Golf. "They made a meaningful contribution to the success of our business.

"We are also pleased to have John Gregory and Joe Gregory join our board," continued Mr. Brewer. "They've articulated and demonstrated faith in our business model and we look forward to working with them to continue to grow our business and increase long-term shareholder value."

John M. Gregory, Chief Manager of SJ Strategic Investments LLC stated, "I am honored to have been appointed to the board of Adams Golf.  My brother and I hope to make a meaningful contribution to the Company through our service on the Board of Directors.  I personally believe that Adams Golf is a company that has tremendous potential."

Joseph R. Gregory stated, "I am very pleased to become a significant shareholder in Adams Golf and a member of the Company's Board of Directors.  I feel the Company is uniquely poised within the golf industry and has a promising future ahead of it."

Messrs. Patchin and Brown resigned, and the new directors were selected, in connection with and pursuant to the sale on November 2, 2007 by Royal Holding Company, Inc. to SJ Strategic Investments LLC and Joseph R. Gregory of 2,704,571 and 3,669,940 shares of Common Stock of the Company, respectively. Mr. Patchin is the Chief Executive Officer of Royal Holding Company, Inc. Mr. Brown is the Vice President, Finance and Chief Financial Officer of Royal Holding Company, Inc. John M. Gregory is the Chief Manager of SJ Strategic Investments LLC. John M. Gregory and Joseph R. Gregory are brothers.

After Messrs. Patchin and Brown indicated to the Company that they would be resigning in connection with the sale, Messrs. Gregory and Gregory indicated to the Company that they were interested in being selected as directors of the Company in connection with the sale to replace Messrs. Patchin and Brown. Certain of the independent directors of the Company subsequently agreed to meet with Messrs. Gregory and Gregory to discuss and consider their potential selection as directors. Messrs. Gregory and Gregory were elected as directors of the Company at a board meeting of the Company on November 5, 2007. John M. Gregory will be taking the vacated seat of Mr. Patchin, which expires at the Annual Shareholders Meeting in 2008, and Joseph R. Gregory will be taking the vacated seat of Mr. Brown, which expires at the Annual Shareholders Meeting in 2010.

The Company appointed Russell L. Fleischer as a member of the Compensation Committee of the Company to fill the vacancy resulting from the resignation of Mr. Patchin. The Company also appointed Mark R. Mulvoy to the Audit Committee.

 This press release contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements include, but are not limited to statements regarding our ability to continue manufacturing products that are commercially acceptable to consumers, statements which may imply past performance as an indicator of future trends, and statements using terminology such as "may," "expect," "intend," "estimate," "anticipate," "plan," "seek," "feel," "continued," "continue" or "believe." Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the following: risks relating to product development; risks that past performance may not be an accurate indicator of future trends; risks that products may not meet with approval and conform to governing body regulations; assembly difficulties; competing product introductions; patent infringement risks; uncertainty of the ability to protect intellectual property rights; market demand and acceptance of products; the impact of changing economic conditions; the success of our marketing strategy; our dependence on a limited number of customers and suppliers; business conditions in the golf industry; reliance on third parties, including suppliers; the actions of competitors, including pricing, advertising and product development risks concerning future technology; the management of sales channels and re-distribution; and one-time events and other factors detailed under "Risk Factors" in our Securities and Exchange Commission filings. These filings can be obtained by visiting the corporate governance section of our website at www.adamsgolf.com or by contacting Adams Golf Investor Relations at InvestorInfo@adamsgolf.com.

Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Adams Golf undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

For more information, please contact:

Patty Walsh

Director, Investor Relations

Adams Golf

(972) 673-9000

pattywalsh@adamsgolf.com